Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

APPLE INC.

Peter Oppenheimer and D. Bruce Sewell certify that:

1. They are the Senior Vice President, Chief Financial Officer and the Senior Vice President, General Counsel and Secretary, respectively, of Apple Inc., a California corporation.

2. The Restated Articles of Incorporation of this corporation are amended and restated to read as follows:

I

The name of the corporation is Apple Inc.

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

This corporation is authorized to issue one class of shares designated “Common Stock,” par value $0.00001 per share. The number of shares of Common Stock that this corporation is authorized to issue is 1,800,000,000.

IV

Section 1. Limitation of Directors’ Liability. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Section 2. Indemnification of Corporate Agents. The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

Section 3. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article IV by the shareholders of this corporation shall not adversely affect any right or protection of an agent of this corporation existing at the time of such repeal or modification.

V

There shall be no right with respect to shares of stock of this corporation to cumulate votes in the election of directors.

3. The foregoing amendment and restatement of the Restated Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment and restatement of the Restated Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation that were entitled to vote with respect to the amendment and restatement is 892,553,950 shares of Common Stock. The corporation has no outstanding shares of Preferred Stock. The number of shares voting in favor of the amendment and restatement equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed at Cupertino, California on February 28, 2014.

/s/ Peter Oppenheimer
Peter Oppenheimer
Senior Vice President, Chief Financial Officer

/s/ D. Bruce Sewell
D. Bruce Sewell
Senior Vice President, General Counsel and Secretary